                                                                   EXHIBIT 10.33



                                 NOTE AGREEMENT


                  THIS NOTE AGREEMENT (the "Agreement") is made and entered into as of this 13th day of June, 1997, by and among Norris Communications, Inc., a Delaware corporation (the "Company") and the individuals and entities listed on Schedule A hereto (individually, a "Purchaser" and collectively, the "Purchasers") who are a signatory to this Agreement.

                  In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1.       AUTHORIZATION AND SALE OF NOTES.

                           a. AUTHORIZATION. The Company has, or before the
Closing (as defined in Section 2) will have, duly authorized the sale and issuance of up to Five Hundred Thousand Dollars ($500,000) aggregate principal amount of its 12% Secured Promissory Note with Limited Conversion Rights (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of twelve percent (12%) per annum until the principal amount is paid in full, to provide for payment of principal and accrued interest on or before September 30, 1999, to be convertible into shares of the Company's Common Stock and warrants ("Warrants") to purchase additional shares of Common Stock in the manner described in Section 8, and to be substantially in the form attached hereto as EXHIBIT A. Interest on the Notes shall be computed on the basis of a 365-day year. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the Purchasers listed on Schedule A hereto. You and the other Purchasers listed on Schedule A hereto are hereinafter sometimes referred to as the "Purchasers."

                           b. SALE OF NOTES. The Company's agreement with each
of the Purchasers is a separate agreement, and the sale of Notes to each of the Purchasers is a separate sale. Subject to the terms and conditions of this Agreement, the Company will sell and issue to you, and you will purchase from the Company, the Notes of the Company at a price of one hundred percent (100%) of the principal amount thereof set forth opposite your name on Schedule A.

         2. THE CLOSING.

            The closing ("Closing") of the sale and purchase of the Notes under this Agreement shall take place at the offices of the Company, 12725 Stowe Drive, Poway, California 92064, at 2:00 p.m. local time, on June 13, 1997. At the Closing, the Company will deliver to you a Note for the full amount of your purchase against payment to the Company of the purchase price therefor, by wire transfer, check, or other method acceptable to the Company. The date of the Closing is hereinafter referred to as the "Closing Date."

         3. REPRESENTATIONS OF THE COMPANY. Subject to and except as disclosed by the Company in EXHIBIT B hereto, the Company hereby represents and warrants to you as follows:

                           a. ORGANIZATION AND STANDING. The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it, and to enter into and perform this Agreement, to sell and issue the Notes hereunder and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of California and in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company.

                           b. CAPITALIZATION. As of June 9, 1997, the authorized
capital stock of the Company consisted of Sixty Million (60,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), of which 26,570,767 shares are issued and outstanding and Five Million One (5,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock"), of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stocks have been duly authorized and validly issued and are fully paid and nonassessable.

                           c. ISSUANCE OF NOTES. The issuance, sale and delivery
of the Notes in accordance with




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this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Notes when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

                           d. AUTHORITY FOR AGREEMENT. The execution, delivery
and performance by the Company of this Agreement, the issuance of the Common Stock and the Warrants and the performance of all of the Company's obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by the Company. This Agreement and the Common Stock and the Warrants, when issued, constitute the valid and binding obligations of the Company enforceable in accordance with their terms. The execution of and performance of the transactions contemplated by this Agreement and compliance with its provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its Certificate of Incorporation or Bylaws or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company. e. GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal or state governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issue, sale and delivery of the Notes, or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing. Based on the representations made by you in Section 4 of this Agreement, the offer and sale of the Notes to you will be in compliance with applicable federal securities laws.

                           f. LITIGATION. There is no action, suit, proceeding
or investigation pending, or, to the best of the Company's knowledge, any threat thereof, against the Company, which questions the validity of this Agreement or the right of the Company to enter into it.

                           g. FINANCIAL STATEMENTS. The Company has furnished to
you a complete and correct copy of the audited consolidated balance sheet of the Company as at March 30, 1996, and the related audited consolidated statement of operations, statement of shareholders' equity and statement of cash flows for the two (2) years then ended, and the Company's unaudited interim consolidated financial statements and balance sheet at and for the nine (9) months ended December 31, 1996 (the "Balance Sheet Date"). The balance sheet at December 31, 1996 is hereinafter referred to as the "Balance Sheet" and all such financial statements are hereinafter referred to collectively as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, are in accordance with the books and records of the Company, and present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated, subject in the case of the unaudited portion of the Financial Statements to normal year-end audit adjustments which will not be material and the absence of certain footnote disclosures.

                           h. ABSENCE OF LIABILITIES. Except as disclosed in
EXHIBIT B, the Company did not have, at the Balance Sheet Date, any liabilities or obligations of any type, whether absolute or contingent, which were not fully reflected on the Balance Sheet or any footnotes thereto, and, since the Balance Sheet Date, the Company has not incurred or otherwise become subject to any such liabilities or obligations except for liabilities or obligations incurred in the ordinary course of business which have not been, in the aggregate, materially adverse.

                           i. TAXES. The amount shown on the Balance Sheet as
provision for taxes is sufficient in all material respects for payment of all accrued and unpaid Federal, state, county, local and foreign taxes for the period then ended and all prior periods. The Company has filed or has obtained presently effective extensions with respect to all Federal, state, county, local and foreign tax returns which are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company. Federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the knowledge of the Company, threatened.

                           j. PROPERTY AND ASSETS. The Company has good and
marketable title to all of its material properties and assets, including those reflected on the Balance Sheet, except properties and assets disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, charge or encumbrance, except (a) liens for current taxes not yet delinquent, or (b) as set forth in EXHIBIT B. The Company enjoys peaceful and undisturbed possession under all significant leases under which it is operating and all of said leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.




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                           k. NO DEFAULT ON MATERIAL CONTRACTS AND AGREEMENTS.

                              (i) To the actual knowledge of the Company, no
party with whom the Company has a material agreement or contract is in default thereunder or has breached any terms or provisions thereof which is material to the conduct of the business of the Company. As used in this Agreement, the terms "contracts" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

                              (ii) Except as set forth in EXHIBIT B, the Company
in all material respects has performed, or is now performing, the obligations of, and is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract or agreement binding upon it or its assets or properties and material to the conduct of its business. Except for those matters which, individually or in the aggregate, do not and will not materially adversely affect the business of the Company, or except as set forth in EXHIBIT B, no third party has raised any claim, dispute or controversy with respect to any of the contracts or agreements of the Company, nor has the Company received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any of its contracts or agreements, nor, to the actual knowledge of the Company, are there any facts which exist indicating that any of its contracts or agreements may be totally or partially terminated or suspended by the other parties thereto.

                           l. COMPLIANCE. The Company is not in violation of any
provision of its Certificate of Incorporation or Bylaws. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the knowledge of the Company, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to materially adversely affect, the business, prospects, condition, affairs or operations of the Company or any of its properties or assets. To the best of the knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent or other proprietary information disclosure agreement or any other contract or agreement relating to the employment of such employee by the Company.

                           m. ABSENCE OF CERTAIN CHANGES. Except as set forth in
EXHIBIT B, since the Balance Sheet Date, there has not been:

                              (i) Any change in the assets, liabilities,
obligations, financial condition, or operations of the Company, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse;

                              (ii) Any change (individually or in the
aggregate), except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                              (iii) Any damage, destruction, or loss, whether or
not covered by insurance, materially and adversely affecting the properties or business of the Company;

                              (iv) Any waiver or compromise by the Company of a
valuable right or of a material debt owed to it;

                              (v) Any loans made by the Company to its
employees, officers, or directors other than travel advances made in the ordinary course of business;

                              (vi) Any extraordinary increases in the
compensation of any of the Company's employees, officers, or directors;

                              (vii) Any declaration or payment of any dividend
or other distribution of the assets of the Company;

                              (viii) Any issuance or sale by the Company of any
shares of its Common Stock or other securities;




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                              (ix) To the best of the Company's knowledge, any
other event or condition of any character that has materially and adversely affected the Company's business or prospects; or

                              (x) Any agreement or commitment by the Company to
do any of the things described in this subsection 3(n).

                           n. Disclosures. Neither this Agreement nor any
exhibit hereto, nor any report, certificate or instrument furnished to any of the Purchasers in connection with the transactions contemplated by this Agreement, when read together, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The Company knows of no information or fact which has or would have a material adverse effect on the financial condition, business or prospects of the Company which has not been disclosed to the Purchasers.

         4. REPRESENTATIONS OF THE PURCHASER. You represent and warrant to the Company as follows:

                           a. INVESTMENT. You are acquiring the Note for your
own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, you have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

                           b. AUTHORITY. You have full power and authority to
enter into and to perform this Agreement in accordance with its terms.

                           c. EXPERIENCE. You have carefully reviewed (i) the
representations concerning the Company contained in this Agreement, (ii) the Company's Annual Report to Shareholders on Form 10-KSB for the fiscal year ended March 31, 1996, (iii) the Quarterly Report to Shareholders on Form 10-QSB for the quarterly period ended December 31, 1996 and (iv) the Company's Prospectus, dated May 15, 1997; the officers of the Company have made available to you any and all written information which you have requested and have answered to your satisfaction all inquiries made by you; you have adequate net worth and means of providing for your current needs and personal contingencies to sustain a complete loss of your investment in the Company; and your overall commitment to investments which are not readily marketable is not disproportionate to your net worth and your investment in the Notes will not cause such overall commitment to become excessive.

                           d. NATURE OF INVESTOR. You are either (i) an
Accredited Investor within the definition set forth in Securities Act Rule 501(a) who was not formed for the specific purpose of acquiring the Notes or
(ii) not a U.S. Person within the definition set forth in Regulation S and not an affiliate of the Company.

         5. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS. Your obligation to purchase Notes at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                           a. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each
representation and warranty contained in Section 3 shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date, and you shall have received a certificate to such effect dated the Closing Date signed by the President and Secretary of the Company. b. PERFORMANCE. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date, and you shall have received a certificate to such effect dated the Closing Date signed by the President and Secretary of the Company.

                           c. COLLATERAL PATENT ASSIGNMENT. The Company shall
have entered into a Collateral Patent Assignment for the benefit of each Purchaser and an Intercreditor Agreement setting forth the rights of each Purchaser as pari passu.

                           d. CONSENTS AND APPROVALS. All consents, approvals
and authorizations of and filings




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with any federal or state governmental authority required on the part of the
Company, if any, in connection with the valid execution and delivery of the Agreement, issuance and sale of the Notes hereunder and the consummation of the transactions contemplated hereby have been obtained or made, except, if required, filings to be made under the Securities Act of 1933, as amended, and applicable state securities laws after the sale of the Notes and issuance of the Common Stock and Warrants.

         6. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under subsection 1.2 of this Agreement are subject to fulfillment, on or before the Closing Date, of each of the following conditions:

                           a. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each
of the representations and warranties of the Purchaser contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

         7. COVENANTS OF THE COMPANY. The Company covenants as follows:

                           a. INSPECTION. The Company shall permit you, or your
authorized representative, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

                           b. FINANCIAL STATEMENTS AND OTHER INFORMATION. The
Company will deliver to you:

                              (i) within one hundred (100) days after the end of
each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and related statements of operations, shareholders' equity and cash flows for such year, certified by certified public accountants selected by the Company, and prepared in accordance with generally accepted accounting principles; and

                              (ii) Within Fifty (50) days after the end of each
fiscal quarter of the Company, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of operations and cash flows for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

                              (iii) Within ten (10) days after the discovery or
notification that the Company is not in compliance with this Agreement or any other material agreement to which the Company is a party, a detailed statement outlining such noncompliance or default; and

                              (iv) within ten (10) days of delivery, such other
notices, information and data with respect to the Company as the Company delivers to the holders of its Common Stock, the Securities and Exchange Commission or any securities exchange on which capital stock of the Company may be listed, and such other information and data as such Purchasers may from time to time reasonably request.

                           c. TERMINATION OF COVENANTS. The covenants of the
Company contained in subsections 7(a) and 7(b) of this Section 7 shall terminate, and be of no further force or effect, upon payment of the Notes in full.

         8. CONVERSION OF NOTES.

                           a. Subject to and upon compliance with the provisions
hereof, the holder of any Note shall have the right, at such holder's option, at any time after the date occurrence of the events set forth in subsection (f), to convert of the unpaid principal amount of the Note into shares of Common Stock of the Company at the Conversion Price (as defined in subsection (d) below) in effect at the time of conversion together with a Warrant to purchase additional shares of Common Stock. Interest shall accrue on the principal amount of the Note converted pursuant to this Section 8 up to and including the date of conversion, and the Company shall promptly pay all such accrued and unpaid interest. For purposes hereof, the term "Common Stock" shall mean the capital stock of the Company of the class authorized and designated as Common Stock, par value $.001 per share, at the date hereof or as such stock may, by change or classification, be constituted from time to time.

                           b. In order to exercise the conversion privilege, the
holder shall surrender the Note to




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the Company at its principal office duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of the Note, accompanied by written notice to the Company stating that the holder elects to convert the Note subject to the provisions of this Section 8 setting forth the name(s) in which the certificate for shares of Common Stock and Warrant issuable upon such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of the Note aforesaid, the Company shall issue and deliver to such holder (i) a certificate for the number of full shares of Common Stock issuable upon such conversion (ii) cash, as provided in subsection (c) in respect of any fraction of a share of Common Stock issuable upon conversion and
(iii) cash in payment of interest accrued thereon to the date of conversion and any prepayment fee which the Company is obligated to pay in accordance with the terms of the Note. Such conversion shall be deemed to be effected at the time at which such notice shall have been received by the Company and the Note shall have been surrendered aforesaid, and the person in whose name any certificate for shares of Common Stock and Warrants shall be issuable upon such conversion shall be deemed to become on said date the holder of record of the shares and Warrants represented thereby.

                           c. The Company shall not be required to issue
fractions of shares of Common Stock upon conversion of the Note. If any fractional interest in a share of Common Stock would otherwise be deliverable upon conversion, the Company shall purchase such fractional interest for an amount in cash equal to the Conversion Price then in effect, calculated to the nearest cent.

                           d. The price at which shares of Common Stock shall be
delivered upon conversion (the "Conversion Price") shall be equal to the lesser of (i) the lowest Exercise Price, as defined in Section 4(b) of the Common Stock Purchase Warrant issued by the Company in or about June - August 1996 (the "1996 Warrants"), at which any of the 1996 Warrant are exercisable or (ii) seventy percent (70%) of the average closing bid price of the Common Stock for the twenty (20) trading days immediately following any and each distribution in shares, subdivision, splitup, combination, reclassification or other change in the Common Stock.

                           e. The Conversion Price in effect at any time shall
be subject to adjustment from time to time as hereinafter provided:

                              (i) If the Company shall at any time subdivide the
outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                              (ii) Upon each adjustment of the Conversion Price
pursuant to the provisions of this Section 8, the number of shares issuable upon conversion of the Note shall be adjusted to the nearest full share by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares issuable upon conversion of the Note immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

                              (iii) If the Company shall at any time consolidate
with or merge into or sell or convey all or substantially all of its assets to any other corporation, the Note shall thereafter be convertible into such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities into which the Note was convertible immediately prior to such consolidation, merger, sale or conveyance. f. The principal amount of each Note will not be convertible unless and until allowable under the term of the 1996 Warrants. Should the Notes not be convertible at maturity for any reason not the fault of the holder, then the Company shall pay in cash as a maturity premium and not as interest, an amount equal to the amount realizable by the holder assuming conversion of the Notes and exercise of the Warrants had occurred during the term at the most favorable Conversion Price and the sale of calculated shares at the highest thirty (30) day average closing bid price after such computed conversion date. The holders also shall have the option to exercise this "Benefit of the Bargain" computation and payment upon any merger, acquisition, more than fifty percent (50%) change in control, or sale of substantially all of the assets of the Company.

                           g. If the closing bid price of Common Stock is
greater than $0.75 per share for ten (10) consecutive trading days, and the Notes are convertible (as provided above) the Company shall have the rights to force all




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holders of Notes to convert all sums owed under the Notes into Common Stock;
provided, that in the event the forced conversion is issued prior to December 31, 1998 a registration statement under the Securities Act of 1933 covering the Conversion Shares so issuable shall then be in effect and current.

                           h. Upon Conversion of Notes, the Company shall issue
each holder a Warrant exercisable into that number of shares of Common Stock ("Warrant Shares") equal to the principal of the Note divided by the Conversion Price. The Warrants shall be exercisable into shares of Common Stock for a period of three (3) years from issuance. The Warrants shall provide for cashless exercise by the holder and shall have piggy back registration rights.

                           i. Each certificate representing shares of the
Company's Common Stock and/or Warrants issued upon conversion of the Note should bear a legend substantially in the following form:

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

         9. EVENTS OF DEFAULT AND REMEDIES THEREFOR. a. EVENTS OF DEFAULT.

                              (i) Any one or more of the following shall
constitute an "Event of Default" as the term is used herein:

                              (ii) if the Company shall default in the payment
of any part of the principal of the Note when the same shall have become due and payable; or

                              (iii) if the Company shall default in the payment
of any installment of interest on the Note when the same shall have become due and payable; or

                              (iv) if any material representation or warranty
made by the Company herein shall be false in any material respect when made; or

                              (v) if the Company breaches any agreement,
covenant or condition contained herein; or

                              (vi) if the Company shall make an assignment for
the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the property of the Company, or the Company or its directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company; or

                              (vii) If, within thirty (30) days after the
commencement of an action against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of Company, such appointment shall not have been vacated.

                           b. NOTICE TO HOLDERS. When an Event of Default
described in the foregoing subsection




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
9(a) has occurred, or if the holder of any Note gives any notice or takes any other action with respect to a claimed default, the Company agrees to give written notice within three (3) days of such event to all holders of the Notes then outstanding.

                           c. ACCELERATION OF MATURITIES. When any Event of
Default described in subsection 9(a) has occurred and is continuing, any holder of any Note may, by notice in writing to the Company, declare the entire principal and all interest accrued on the Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes. The Company further agrees to pay to the holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holders' attorneys for all services rendered in connection therewith.

         10. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

                           If to the Company, at 12725 Stowe Drive, Poway,
California 92064, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser; or

                           If to the Purchaser, at his or its address set forth
in Schedule A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser.

                           Notices provided in accordance with this Section 10
shall be deemed delivered upon personal delivery or 48 hours after deposit in the mail.

         11. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

         12. AMENDMENTS AND WAIVERS. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of all of the Notes. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. HEADINGS. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

         15. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision.

         16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of laws pertaining to conflicts of laws.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                           "COMPANY"

                                           NORRIS COMMUNICATIONS, INC.,
                                           a Delaware Corporation


                                           By:  /s/ ALFRED H. FALK
                                               ---------------------------------
                                                    Alfred H. Falk
                                                    President

                                  SCHEDULE A(1)
   (IDENTICAL FOR EACH OF NINE PURCHASERS EXCEPT FOR NAME, ADDRESS AND AMOUNT)

                  PURCHASER'S SIGNATURE PAGE TO NOTE AGREEMENT
                            DATED AS OF JUNE 13, 1997





                                       PURCHASER:


                                       -----------------------------------------
                                       (Name of Purchasing Entity or Person)




                                       By: _____________________________________

                                       Name: ___________________________________

                                       Title:___________________________________


                                       Principal amount of Note
                                       purchased pursuant to the
                                       foregoing Agreement: $_____________

                                    EXHIBIT B



                  THE FOLLOWING SECTIONS ARE TO SUPPLEMENT THE NOTE AGREEMENT, OF WHICH THIS EXHIBIT B IS AN INTEGRAL PART. THE COMPANY HEREBY MAKES THE FOLLOWING DISCLOSURES:

3. h. - Absence of Liabilities

No disclosure

3. j. - Property and Assets

No disclosure

3. k. - Material Contracts and Agreements

The Company was in arrears on a capital lease obligation on production equipment that has been sold. the Company has reached an agreement with the lessor (part of the proceeds of the Note offering are being applied to the obligation) to pay the balance of the obligation of approximately $550,000 over time.

The Company is in arrears on its current facility lease by approximately $85,000 and is moving in June 1997 to a less expensive facility. The Company intends to negotiate a termination of the lease and believes in lieu thereof that the facility can be sublet, however there is no assurance. Part of the proceeds of the Note offering will be applied to the debt.

The Company has been in litigation on an old equipment lease and has reached a settlement thereto of which part of the proceeds of the Note offering will be applied.

3. m. - Certain Changes

No disclosure.

              FORM OF PROMISSORY NOTE - IDENTICAL FOR EACH OF NINE
                    NOTEHOLDERS EXCEPT FOR NAME AND AMOUNT)


                THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH NOTE IS REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                           NORRIS COMMUNICATIONS, INC.

                              12% CONVERTIBLE NOTE

$_______________                                                   June 13, 1997


                  FOR VALUE RECEIVED, Norris Communications, Inc., a Delaware corporation (the "Company"), hereby promises to pay to _____________________________, or order, the principal amount of
_________________________ Dollars ($_________), together with interest on the unpaid portion of said principal amount from the date hereof until paid at the rate of twelve percent (12%) per annum. Principal shall be due and payable in one (1) installment on or before September 30, 1999 with interest payable in cash quarterly on September 30, December 31, March 31 and June 30 of each year.

                  This Note is one of the 12% Convertible Notes issued under and pursuant to the terms and provisions of the Note Agreement dated as of June 13, 1997 (the "Note Agreement") among the Company and the original purchasers listed on Schedule A thereto, and this Note and the holder hereof are entitled equally and ratably with the holder of all other Notes outstanding under the Note Agreement to all of the benefits provided for thereby or referred to therein, to which Note Agreement reference is hereby made for the statement thereof.

                  This Note may, at the option of the holder, be converted into shares of Common Stock and Warrants of the Company pursuant to and in accordance with the terms of the Note Agreement. This Note shall, at the option of the Company and upon notice to the holder, be converted automatically into shares of Common Stock and Warrants of the Company pursuant to and in accordance with the terms of the Note Agreement.

                  This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner as provided in the Note Agreement.

                  This Note shall be secured by a Collateral Patent Assignment of even date and relationships between the holder and the holders of other Notes outstanding shall be determined pursuant to an Intercreditor Agreement of even date on a pari passu basis.

                  This Note shall be governed by and construed in accordance with the laws of the State of California.

                                       NORRIS COMMUNICATIONS, INC.

                                       By:  /s/ ALFRED H. FALK
                                           -------------------------------------
                                                Alfred H. Falk
                                                President